Exhibit 10.4

AMENDMENT TO THE
NORTH ATLANTIC HOLDING COMPANY, INC.
2006 EQUITY INCENTIVE PLAN

This is an Amendment to the 2006 Equity Incentive Plan adopted by North Atlantic Holding Company, Inc. (the “Plan”), which amendment shall be effective as of the date of its adoption as set forth below.

The Plan is hereby amended in the following respects:

1. Section 4(a) is hereby amended so that as amended it shall read in its entirety as follows:

(a) Basic Limitation. Subject to the following provisions of this Section 4(a) and Section 10 of the Plan, the maximum number of shares of common stock of the Company that may be issued pursuant to Awards under the Plan is 95,497 Shares. Shares may be treasury shares or authorized but unissued shares.

2. Section 6(a) (ii) of the Plan is hereby amended so that as amended it shall read as follows:

(iii) Term. Each Award Agreement shall state the term of each Option (including the circumstances under which such Option will expire prior to the stated term thereof), which shall not exceed 20 years from the date of grant.

3. Section 13(a) of the Plan is hereby amended so that as amended it shall read as follows:

(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors. The Plan shall terminate automatically on the day preceding the 20th anniversary of its adoption by the Board of Directors unless earlier terminated pursuant to Section 13(b) below.

4. In all other respects the Plan remains unchanged.

To record its adoption by the Board of Directors, the Company has caused this Amendment to be executed below by its authorized officer.

North Atlantic Holding Company, Inc.

By:	/s/ James Dobbins
Title:	SVP — General Counsel
Date:	August 7, 2014

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